Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223610

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated March 20, 2018)

7,140,233 Shares

Green Brick Partners, Inc.

Common Stock
$9.50 per share

Certain of the selling stockholders named in this prospectus supplement are selling 7,140,233 shares of our common stock. We are not selling any shares of our common stock in this offering. We will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders have granted the underwriters an option to purchase up to 1,071,034 additional shares of our common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “GRBK.” The last reported sale price of our common stock on The Nasdaq Capital Market on June 21, 2018 was $10.40 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$9.5000	$67,832,213.50
Underwriting Discount	$0.4275	$3,052,449.61
Proceeds to Selling Stockholders (before expenses)	$9.0725	$64,779,763.89

The underwriters expect to deliver the shares to purchasers on or about June 26, 2018 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Credit Suisse	JP Morgan

Co-Managers

BTIG	JMP Securities

Prospectus Supplement dated June 21, 2018.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, nor the selling stockholders nor the underwriters have authorized anyone to provide you with different information, and neither we, nor the selling stockholders nor the underwriters takes any responsibility for any other information others may give you. We are not, the selling stockholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that the selling stockholders are selling in this offering and about the offering itself. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, the selling stockholders, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of our common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus supplement and the accompanying prospectus or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other offering materials is accurate as of any date other than the date of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including “Risk Factors” and cautionary statements regarding “Forward-Looking Statements”, before investing. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to the “Company”, “Green Brick”, “we”, “us” or “our” refer to Green Brick Partners, Inc. and its subsidiaries. References to our “controlled builders” refer to TPG, CB JENI and Normandy, Centre Living, Southgate and GHO Homes, each as defined below, and references to our “team builders” refer to our controlled builders and Challenger Homes, as defined below.

Green Brick Partners

We are a diversified homebuilding and land development company with a differentiated operating model through which we partner with our team builders. Historically, we have operated primarily in the high growth markets of Dallas and Atlanta, which represented 100% of 2017 closings. In August 2017, we entered the attractive Colorado Springs market through the acquisition of a 49.9% interest in Challenger Homes. In April 2018, we acquired an 80% interest in GHO Homes in Vero Beach, Florida, which became our seventh team builder. We acquire and develop land, provide land and construction financing to our Dallas and Atlanta builders and participate in the profits of all of our team builders. We are engaged in all aspects of the homebuilding process, including land acquisition and development, entitlement, home design, construction, marketing and sales.

We believe we offer higher quality homes with more distinctive designs and floor plans than those built by our competitors at comparable prices. We believe our communities are located in highly desirable locations in our markets and we seek to enhance homebuyer satisfaction by utilizing high-quality materials, offering a broad range of customization options and building well-crafted, energy-efficient homes. We seek to maximize value over the long term and operate our business to mitigate risks in the event of a downturn by controlling costs and quickly reacting to regional and local market trends.

We are a leading lot developer in our core markets of Dallas and Atlanta and believe that our strict operating discipline provides us with a competitive advantage in seeking to maximize returns while minimizing risk. We currently own or control a total of approximately 6,300 home sites in premium locations in Dallas and Atlanta. We consider premium locations to be lot supply constrained with high housing demand and where much of the surrounding land has already been developed. We are strategically positioned to either build new homes on our lots through our controlled builders or to sell finished lots to unaffiliated homebuilders.

We sell finished lots to our Dallas and Atlanta controlled builders or option lots from third-party developers on behalf of our team builders and provide them with strategic planning. Our team builders provide us with their local knowledge and relationships. We support our Dallas and Atlanta controlled builders by financing their purchases of land from us at an unlevered internal rate of return (“IRR”) that is typically 20% or higher and currently provide construction financing to these builders at an interest rate of approximately 13.8% or 16.5%. Our income is further enhanced by our equity interests in the profits of our team builders. In addition, the land we sell to third-party builders typically generates an unlevered IRR target of 20% or greater.

We have a strong relationship with each of our team builders. We align economic interests with management such that they are incentivized to operate efficiently to maximize their profit participation. Furthermore, our team builders benefit from our centralized land sourcing capabilities and financial resources. We believe that homebuilding is and always will be a “local” business, particularly with respect to land entitlement and development aspects of our operations, which require strong and constructive local government and subcontractor relationships. We expect to continue the expansion of our company by partnering with new team builders and will seek to form partnerships with management teams that have strong local relationships and are focused on long term success rather than short term results. We believe that the prior success of our team builders’ management teams is not a threat to their continued dedicated contribution to Green Brick. We believe that these management teams remain focused on the long term success of their businesses because they enjoy what they do, take pride in their business and are success oriented. We want to partner with those people and homebuilding companies who think and will continue to think like owners. We believe that we have succeeded to date in that endeavor as we have successfully retained the key senior management of our team builders since forming our relationships with them.

Team Builder	Year Formed	Market	Products Offered	Price Ranges
The Providence Group of Georgia L.L.C. (“TPG”)	2011	Atlanta	Townhomes Single family	$310,000 to $650,000 $440,000 to $1.1 million

CB JENI Homes of DFW LLC (“CB JENI and Normandy”)	2012	Dallas	Townhomes Single family	$250,000 to $430,000 $320,000 to $700,000

Centre Living Homes, LLC (“Centre Living”)	2012	Dallas	Townhomes	$320,000 to $1.5 million

Southgate Homes DFW LLC (“Southgate”)	2013	Dallas	Luxury homes	$550,000 to $1.3 million

GB Challenger, LLC (“Challenger Homes”)	2017	Colorado Springs	Townhomes Single family	$250,000 to $600,000

GRBK GHO Homes, LLC (“GHO Homes”)	2018	Vero Beach	Retiree homes	$200,000 to $650,000
		Sources of Economic Benefits to Green Brick
Team Builder	Control	Lot Sales from Green Brick	Construction Financing from Green Brick	Green Brick Residual Economic Interest
TPG	Yes(1)	Yes	Yes	50%
CB JENI and Normandy	Yes(1)	Yes	Yes	50%
Centre Living	Yes(1)	Yes	Yes	50%
Southgate	Yes(1)	Yes	Yes	50%
Challenger Homes	No(2)	No	No	49.9	%(2)(3)
GHO Homes	Yes(1)	No	No	80	%(3)
(1)	For each of these controlled builders, we have the ability to appoint two of the three members of the board of managers; therefore, we are able to exercise control over the operations of each controlled builder.
(2)	Under the terms of our purchase agreement to acquire an interest in Challenger Homes, we have the opportunity to acquire an additional 20.1% interest in Challenger Homes after the third anniversary of the acquisition date or, in certain circumstances, the remaining 50.1% interest in Challenger Homes that we do not already own, if the counterparties to the purchase agreement, in their discretion, offer us such interests.
(3)	Under the terms of each of our purchase agreements to acquire interests in Challenger Homes and GHO Homes, for amounts earned in excess of certain hurdle rates, a disproportionate share of those excess earnings would be paid to our team builder partner if certain performance targets are met for any calendar year, or portion thereof, over the three-year period following the applicable acquisition date.

Recent Developments

In June 2018, Citibank, N.A., Credit Suisse AG, Cayman Island Branch, and JPMorgan Chase Bank, N.A. each committed to provide an additional $5 million of revolving credit commitments under our unsecured revolving credit facility, increasing the aggregate lending commitments under this facility from $160 million to $175 million. We anticipate this increased borrowing capacity becoming effective in July 2018. In addition, in June 2018 we announced a mortgage joint venture with PrimeLending, a nationwide mortgage originator.

Our Industry

U.S. Housing Market

The U.S. housing market continues to improve from the cyclical low points reached during the 2008 to 2009 national recession. Between the 2005 market peak and the 2011 trough, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau. Between the 2006 market peak and the 2012 market trough, median home prices declined 27%, as measured by Case-Shiller Index. During 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and a historically high level of housing affordability. Total U.S. homebuilding permits increased 4.7% and 2.0% in 2017 and 2016, respectively, when compared to the immediately preceding year. The U.S. Census Bureau reported that new single-family home permits during 2017 had increased nearly 100% since the 2011 trough; however, as of December 31, 2017, new single-family home permits still remain 51% below the peak levels of 2005.

Dallas and Atlanta Housing Markets

We currently operate in two of the top four fastest growing homebuilding markets as measured by annual starts, according to the Metrostudy, Dallas-Fort Worth First Quarter 2018 Housing Update & Economic Outlook. We believe the Dallas and Atlanta markets are among the most advantageous homebuilding markets in the nation, as these markets have growing economies, strong job creation, greater population growth relative to national averages, favorable migration patterns, general housing affordability and desirable lifestyle and weather characteristics. Over the past several years, the housing markets in Dallas and Atlanta have continued to show strength, which we believe is driven by consumer confidence, interest rates that are at the lower end of the historical spectrum and reduced levels of home inventories. According to the S&P/Case-Shiller 20-City Composite Home Price Index of May 2018, from March 2017 to March 2018, homes in the Dallas and Atlanta markets appreciated by 5.8% and 6.2%, respectively.

Among the 12 largest metropolitan areas in the country, the Dallas metropolitan area ranked second in both the rate of job growth and the number of jobs added from February 2017 to February 2018 (Source: US Bureau of Labor Statistics, February 2018). The Atlanta area ranked fifth in the rate of year over year job growth as of February 2018 (Source: US Bureau of Labor Statistics, February 2018). From April 2017 to April 2018, employment in the Dallas and Atlanta markets increased by 3.4% and 1.5% respectively (Source: US Bureau of Labor Statistics, May 2018). From April 2017 to April 2018, the unemployment rate in the Dallas and Atlanta markets decreased from 3.5% to 3.4% and from 4.4% to 3.6%, respectively (Source: US Bureau of Labor Statistics, May 2018). We believe that increasing demand and supply constraints in our Dallas and Atlanta markets create highly favorable conditions for our future growth.

Our Competitive Strengths

Our business is characterized by the following competitive strengths:

Optionality Provided by Our Combined Land Development and Homebuilding Structure

We are a diversified homebuilding and land development company. We are strategically positioned to either build and sell new homes on lots through our team builders or develop land and sell finished lots to unaffiliated homebuilders. While our business plan has increasingly focused on building new homes on our owned and controlled lots, we proactively monitor market conditions to opportunistically sell a minority of our finished lots to unaffiliated homebuilders if we believe that doing so will maximize our returns or lower our risk.

Experienced Management Team

Our management team is comprised of homebuilding and finance veterans that collectively have decades of experience and local knowledge of our markets. Our founder and Chief Executive Officer, James R. Brickman, has over 40 years of experience in real estate development and homebuilding. Richard A. Costello, our Chief Financial Officer, joined the Company in 2015 and provides oversight of all financial reporting, lending relationships and investor relations. Mr. Costello has over 25 years of financial and operational experience in all aspects of real estate management. Jed Dolson, our President of Texas Region (formerly Head of Land Acquisition and Development), joined JBGL Capital, LP as an employee in 2013 and is responsible for land entitlement and development activities, including overseeing our land development operations in Dallas. Summer Loveland, our Chief Accounting Officer, joined the Company in 2017 and is responsible for the oversight of financial reporting, internal audit, treasury functions, audit supervision and information technology. Our management team has a proven record of running profitable businesses and making prudent investment decisions. We believe that our experienced management team is well positioned to design and execute the development of complex, master planned residential communities.

Focus on Operations in Housing Markets with a Favorable Growth Outlook and Strong Demand Fundamentals

We have significant operations in our core Dallas and Atlanta markets, which we believe are among the most advantageous homebuilding markets in the nation. We also operate in Colorado Springs through our interest in Challenger Homes and have recently completed the acquisition of an 80% interest in GHO Homes in Vero Beach. We believe our markets exhibit many of the following attractive residential real estate investment characteristics: growing economies; strong job creation and population growth relative to national averages; favorable migration patterns; general housing affordability; and desirable lifestyle and weather characteristics. We also believe that increasing demand and supply constraints in our markets create favorable conditions for future growth of our revenues and profitability.

Attractive Land Positions in Our Markets

We believe that we have strategically well-located land and lot positions in our markets. We believe we have acquired our land and lot positions at attractive prices, providing us with significant opportunity for a healthy return on our investment. We expect the demand for housing in our markets to continue to improve due to high consumer confidence, the overall economic health of the markets in which we operate, interest rates that are at the lower end of the historical spectrum and low levels of home inventories in our markets.

We particularly seek to acquire land with convenient access to the Dallas and Atlanta metropolitan areas, which have diverse economic and employment bases and demographics that we believe will support long-term growth. For example, we currently own, control or are developing over 4,500 homes sites under the brand Green Brick Communities in the Dallas market. We own or control over 1,700 home sites in the Atlanta market.

We believe that our attractive inventory of home sites will enable us to capture the benefits of expected increases in home sales volume and home prices as the demand for new homes increases in our markets.

	As of March 31, 2018
Market	Active Selling Communities	Lots Owned	Lots Controlled	Lots Owned and Controlled
Texas	26	3,439	1,125	4,564
Georgia	28	1,377	377	1,754
Total	54	4,816	1,502	6,318

The land use assumptions used to determine the number of lots in the above table may change over time as we may seek to alter the mix, density or number of lots to maximize the residual value of our land holdings. Lots owned and controlled excludes homes under construction.

Land Sourcing and Evaluation Capabilities

We believe that our extensive experience and the strong reputation of our management team combined with our long-standing relationships with other market participants provide us with a competitive advantage in efficiently sourcing, purchasing and entitling land. We are actively involved in every step of the land entitlement, home design and construction process with our controlled builders. Our management team has developed significant collaborative relationships over decades with land sellers, developers, contractors, lenders, brokers and investors throughout our markets. Our deep and wide-ranging knowledge of our markets and our ability to quickly and efficiently identify, acquire and develop land in desirable locations on favorable terms are keys to our success.

Disciplined Investment Approach

We seek to maximize value over the long-term and operate our business to mitigate risks in the event of a downturn by controlling costs and focusing on regional and local market trends.

Our management team has significant operating expertise through economic cycles. The perspective gained from these experiences has helped shape our investment approach. We believe that our management team has learned to effectively evaluate housing trends in our markets and to react quickly and rationally to market changes. Our cycle-tested management approach balances strategic planning with local day-to-day decision-making responsibilities freeing our controlled builders to concentrate on growing our homebuilding business rather than focusing on obtaining capital to fund their operations. We believe that our strict operating discipline provides us with a competitive advantage in seeking to maximize returns while minimizing risk.

Business Strategy

We believe we are well-positioned for growth in our markets through the disciplined execution of the following elements of our strategy:

Combine Land Acquisition and Development Expertise with Homebuilding Operations to Maximize Profitability

Our ability to identify, acquire and develop land in desirable locations and on favorable terms is critical to our success. We evaluate land opportunities based on how we expect such opportunities will contribute to overall profitability and returns, rather than how they might simply drive sales volume. We believe our expertise in land development and planning enables us to create desirable communities that meet or exceed our target homebuyers’ expectations, while selling homes at competitive prices. Our strategy of holding land inventory provides us with a multi-year supply of lots for our future operations. We focus on the development of entitled parcels in communities where we can generally sell all lots and homes within 24 to 60 months from the start of sales. This focus allows us to limit exposure to land development and market cycle risk while pursuing favorable returns on our investments. We seek to minimize our exposure to land risk through disciplined management of entitlements, the use of land options and other flexible land acquisition arrangements.

Deliver Superior Risk-Adjusted Returns Through Our Differentiated Operating Model

We generate industry leading returns on invested capital, which we attribute to our differentiated operating model. Our diversified homebuilding and land development structure provides the flexibility to monetize the value of our land assets either by building and selling homes through our controlled builders or developing land and selling finished lots to large unaffiliated homebuilders. When evaluating our land assets, we consider the potential contribution of each asset to our overall performance, taking into account the timeframe over which we may monetize the asset. While we currently expect the majority of our land to be utilized by our controlled builders, we believe our homebuilding and land development strategy provides us with increased flexibility to seek to maximize risk-adjusted returns as market conditions warrant.

Drive Revenue by Opening New Communities from Existing Land Supplies

We have strategically invested in new land in a number of prime neighborhoods in our markets. We currently own or control approximately 6,300 home sites in our core Dallas and Atlanta markets. We expect these land purchases to provide us with the opportunity for continued revenue growth and strong gross margin performance. We continue to identify development opportunities that should allow us to profit from lot sales, construction interest and our equity interests in the profits of our team builders.

In our communities, we typically make enhanced investment in infrastructure, including landscaping and amenity centers, and enforce higher construction standards by our controlled builders. We believe this creates greater long-term value for us and for our builders, stockholders, homebuyers and in the communities in which we build.

Increase Our Position in Each of Our Markets

We believe that there are significant opportunities to profitably expand in all of our markets. We continually review the allocation of our investments in these markets taking into account demographic trends and the likely impact on our operating results. We use the results of these reviews to reallocate our investments to those areas where we believe we can maximize our profitability and return on capital. We seek to use our local relationships with land sellers, brokers and investors to pursue the purchase of additional land parcels in our markets. While our primary growth strategy focuses on increasing our market position in our existing markets, we expect to continue to explore expansion into attractive new markets.

Our Focus on Design, Broad Product Range and Superior Homebuying Experience Distinguishes Our Company

Within each of our markets, we collaborate with our team builders to design attractive neighborhoods and homes to appeal to a wide variety of potential homebuyers. One of our core operating philosophies is to create a culture which provides a positive, memorable experience for our homebuyers through active engagement in the building process. At higher price points, we provide our homebuyers with customization options to suit their specific needs and tastes. We engineer our homes for energy efficiency to reduce the impact on the environment and result in lower energy costs for our homebuyers. In consultation with nationally and locally recognized architecture firms, interior and exterior consultants and homeowner focus groups, we research and design a diversified range of homes and customization options at a variety of price points. Our homebuilding projects include townhomes, single family homes and luxury custom homes. We believe we can adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk because of our diversified product strategy. Lastly, our recently announced mortgage joint-venture will streamline the homebuying process and ultimately enhance the customer experience.

Pursue Acquisitions of Additional Homebuilders

We assess potential homebuilder acquisitions on an ongoing basis and have explored a large number of acquisition opportunities. We maintain disciplined investment criteria in order to maximize our risk-adjusted returns. Our preference is to acquire controlling interests in homebuilders but to have existing management maintain a significant post-acquisition ownership stake, enabling us to retain their strong local relationships with land owners and positive reputation for building well-crafted homes in their markets. We expect that our ability to provide capital discipline and strategic oversight will complement the local skills, relationships and reputations of our prospective team builders. Our successful entry into the Colorado Springs and Vero Beach markets exemplifies our prudent approach to assessing acquisition opportunities.

Pursue Further Growth Through the Prudent Use of Leverage

As of March 31, 2018 our debt to total capitalization ratio was approximately 24.8%. It is our intent to prudently employ leverage to continue to invest in our land acquisition, development and homebuilding businesses. We intend, on a long-term basis, to target a debt to total capitalization ratio of approximately 30% to 35%, which we expect will provide us with significant additional growth capital.

Company Information

Our principal executive offices are located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. Our telephone number is (469) 573-6755. Our website address is www.greenbrickpartners.com. Except for any documents that are incorporated by reference into this prospectus supplement that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where You Can Find More Information.”

The Offering

Common stock offered by certain of Selling Stockholders
7,140,233 shares
Common stock outstanding
50,719,884(1)

For a complete description of our common stock, please refer to “Description of Capital Stock — Common Stock” in the accompanying prospectus.

Option to purchase additional shares from the selling stockholders
The selling stockholders have granted the underwriters an option to purchase up to 1,071,034 additional shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement
Use of proceeds
We will not receive any proceeds from the sale of shares by the selling stockholders but we will be required to pay certain expenses related to this offering. See “Use of Proceeds.”
Dividend policy
We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Future dividends, if any, will be declared at the discretion of our Board of Directors, and will be dependent upon future earnings, cash flows and other factors.
Listing
Our common stock is listed on The Nasdaq Capital Market under the symbol “GRBK.”
Risk factors
An investment in our common stock involves various risks. Prospective investors should carefully consider the matters described under the caption entitled “Risk Factors” beginning on page S-11 of this prospectus supplement.
(1)	As of June 21, 2018. Excludes 500,000 shares underlying options for management to purchase shares of our common stock outstanding as of June 21, 2018.

Summary Selected Historical Financial and Operating Data

The following tables set forth our summary selected historical financial data and other operating data as of and for the three months ended March 31, 2018, for the three months ended March 31, 2017, and as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015. The summary selected historical financial data and other operating data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 has been derived from our audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary selected historical financial data and other operating data as of as of and for the three months ended March 31, 2018 and for the three months ended March 31, 2017, has been derived from our unaudited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements include all adjustments which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018. The summary selected historical financial data and other operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2018	2017	2017	2016	2015
Consolidated Statements of Income	(unaudited)
	(in thousands, except per share data)
Sale of residential units	$120,366	$93,397	$435,644	$365,164	$254,267
Sale of land and lots	7,899	5,940	18,730	15,164	36,878
Total revenues	128,265	99,337	454,374	380,328	291,145
Cost of residential units	94,509	73,761	342,065	283,454	201,768
Cost of land and lots	6,626	4,290	13,856	10,499	27,125
Total cost of sales	101,135	78,051	355,921	293,953	228,893
Total gross profit	27,130	21,286	98,453	86,375	62,252
Salary expense	6,938	5,435	21,823	21,871	16,272
Selling, general and administrative expense	5,825	4,278	17,193	16,758	13,704
Operating Profit	14,367	11,573	59,437	47,746	32,276
Interest expense	—	—	—	—	281
Equity in income of unconsolidated entity	1,536	—	2,746	—	—
Other income, net	708	542	2,054	2,808	2,721
Income before taxes	16,611	12,115	64,237	50,554	34,716
Income tax provision	3,372	3,889	39,031	15,381	9,171
Net income	13,239	8,226	25,206	35,173	25,545
Less: net income attributable to noncontrolling interests	2,036	2,029	10,236	11,417	10,220
Net income attributable to Green Brick Partners, Inc.	$11,203	$6,197	$14,970	$23,756	$15,325
Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.22	$0.13	$0.30	$0.49	$0.38
Diluted	$0.22	$0.13	$0.30	$0.49	$0.38

Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share
Basic	50,577	48,958	49,597	48,879	40,068
Diluted	50,718	49,017	49,683	48,886	40,099

	As of March 31,	As of December 31,
	2018	2017	2016
Balance Sheet Data	(unaudited)
	(in thousands)
Assets
Cash	$34,445	$36,684	$35,157
Restricted cash	4,403	3,605	4,445
Accounts receivable	1,548	1,605	2,448
Inventory	528,499	495,655	410,297
Investment in unconsolidated entity	17,653	16,878	—
Property and equipment, net	2,108	804	892
Earnest money deposits	23,374	22,038	18,143
Deferred income tax assets, net	27,780	31,211	67,598
Other assets, net	3,382	3,750	2,004
Total assets	$643,192	$612,230	$540,984

Liabilities and stockholders’ equity
Accounts payable	$20,226	$22,354	$15,113
Accrued expenses	16,286	18,465	14,290
Customer and builder deposits	22,698	21,447	14,088
Obligations related to land not owned under option contracts	—	—	10,060
Borrowings on line of credit	135,000	107,000	75,000
Notes payable	9,914	9,926	10,948
Total liabilities	204,124	179,192	139,499
Commitments and contingencies	—	—	—
Stockholders’ equity
Green Brick Partners, Inc. stockholders’ equity	428,386	416,347	384,572
Noncontrolling interests	10,682	16,691	16,913
Total stockholders’ equity	439,068	433,038	401,485
Total liabilities and stockholders’ equity	$643,192	$612,230	$540,984

	Three Months Ended March 31,		Years Ended December 31,
	2018	2017	2017	2016	2015
Homebuilding and Operating Data	(unaudited)
Gross margin on sale of residential units(1)	$25,857	$19,636	$93,579	$81,710	$52,499
Gross margin on sale of residential units as a % of revenue from sale of residential units	21.5%	21.0%	21.5%	22.4%	20.6%
New homes delivered	267	226	990	844	655
Average sales price of home delivered	$450,809	$413,261	$440,044	$432,659	$388,194
Lots sold	48	47	144	117	336
Average sales price of lots sold	$140,604	$126,383	$130,069	$129,607	$109,756
Net new home orders	434	287	1,063	880	647
Historical cancellation rate	10.3%	15.6%	15.0%	13.3%	14.3%
Average selling communities	55	51	54	47	41
Backlog ($ in thousands)	$226,516	$145,164	$151,463	$108,030	$88,136
Backlog (units)	477	298	310	237	201
Average sales price of backlog	$474,876	$487,128	$488,590	$455,823	$438,488
(1)	Gross profit on sale of residential units is equal to the difference between home sales revenue and cost of homes sales.

RISK FACTORS

In considering whether to invest in our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this prospectus supplement, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

Risks Related to this Offering and the Ownership of Our Common Stock

The price of our common stock may continue to be volatile.

The trading price of our common stock is highly volatile and could be subject to future fluctuations in response to a number of factors beyond our control. In recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and those fluctuations could materially reduce our common stock price. If we fail to meet expectations related to future growth, profitability or other market expectations, our stock price may decline significantly, which could have a material adverse impact on investor confidence and our stock price.

Certain large stockholders own a significant percentage of our shares and exert significant influence over us. Their interests may not coincide with yours and they may make decisions with which you may disagree.

Greenlight Capital, Inc. and its affiliates (“Greenlight”) and James R. Brickman beneficially own approximately 47.6% and 3.6%, respectively, of the voting power of the Company. These large stockholders, acting together, could determine substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a sale or other change of control transaction. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

We do not intend to pay cash dividends on our common stock for the foreseeable future.

We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, levels of indebtedness, statutory and contractual restrictions applying to the payment of dividends or contained in our financing instruments and other considerations that the Board of Directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Certain large stockholders’ shares may be sold into the market in the future, which could cause the market price of our common stock to decrease significantly.

We believe that all or a significant portion of our common stock beneficially owned by Greenlight and Mr. Brickman are “restricted securities” within the meaning of the federal securities laws because they were acquired from us on a private, non-registered basis. In connection with this offering, affiliates of Greenlight and Mr. Brickman will enter into a customary lockup agreement with the underwriters. We have entered into registration rights agreements with each of these parties, however, that give these parties the right to require us to register the resale of their shares under certain circumstances. If these holders sell substantial amounts of these shares, the price of our common stock could decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

If securities or industry analysts do not publish or continue to publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us cease coverage or fail to publish reports on us regularly we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common stock to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, the price of our common stock would likely decline.

Risk Related to Our Tax Assets and Organizational Structure

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited.

As of December 31, 2017, we reported federal net operating loss (“NOL”) carryforwards of approximately $67.0 million, which will begin to expire, if not used, beginning with the year ending December 31, 2029.

For accounting purposes, a valuation allowance is required to reduce our potential deferred tax assets if it is determined that it is more-likely-than-not that all or some portion of such assets will not be realized due to the lack of sufficient taxable income. Based on the availability of historical financial results, projections of pre-tax book income and the assessment of available positive and negative information, management believes, on a more-likely-than-not basis, that the deferred tax assets will be realized. However, on December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Among other changes (discussed further below), the Tax Act lowered the corporate income tax rate from 35% to 21% effective for taxable years beginning after December 31, 2017. Having considered the impacts of the Tax Act, management continues to believe on a more-likely-than-not basis that the deferred tax assets will be realized with the exception of Minnesota and Nebraska state NOL carryforwards. Accordingly, a valuation allowance has been recorded with respect to the ability to use the Minnesota and Nebraska state NOL carryforwards in an amount of $1.3 million.

Our ability to utilize our tax attributes, such as NOL carryforwards and tax credits (“Tax Attributes”), will be subject to significant limitation for U.S. federal income tax purposes if we undergo an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). For this purpose, an ownership change generally occurs, as of any “testing date” (as defined under the applicable U.S. Treasury regulations), if our “5-percent shareholders” have collectively increased their ownership in our common stock by more than 50 percentage points over their lowest percentage ownership at any time during the relevant testing period, which generally begins three years preceding the relevant testing date. In general, our 5-percent shareholders would include any (i) individual who owns 5% or more (directly, indirectly or constructively) of our common stock and (ii) “public groups” who own our common stock (even in certain cases if they own less than 5% of our common stock) or stock in higher tier entities who own 5% or more (directly, indirectly or constructively) of our common stock. A “public group” generally consists of a group of persons each of whom owns (directly, indirectly or constructively) less than 5% of our common stock. An ownership change may therefore occur following substantial changes in the direct or indirect ownership of our outstanding stock by one or more 5-percent shareholders over this period.

If we were to experience an ownership change, Section 382 of the Code imposes an annual limitation on the amount of our post-change taxable income that may be offset by our pre-change Tax Attributes. The limitation imposed by Section 382 of the Code for any post-change year is generally determined by multiplying the value of our common stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years.

To reduce the likelihood of an ownership change, our Board of Directors has implemented the Section 382 rights agreement, and our Amended and Restated Certificate of Incorporation (“Charter”) contains customary transfer and ownership limitations regarding preservation of our NOLs.

Our ability to utilize our Tax Attributes to reduce taxable income in future years may be limited for various reasons, including if our projected future taxable income is insufficient to recognize the full benefit of such Tax Attributes prior to their expiration and/or if the Internal Revenue Service (“IRS”) successfully asserts that a transaction or transactions were concluded with the principal purpose of securing future tax benefits. There can be no assurance that we will have sufficient taxable income to enable us to utilize the Tax Attributes in full before they expire or that the IRS will not successfully challenge the use of our Tax Attributes.

We cannot predict the impact of recently enacted U.S. tax reform legislation on any future generated NOLs, our business or our financial condition.

The Tax Act makes major changes to the Code and includes a number of provisions that affect the taxation of corporations, such as, among other things, lowering the corporate income tax rate from 35% to 21%, modifying the rules regarding limitations on certain deductions for executive compensation, providing for the current expensing of certain capital investments, placing certain limitations on the interest deduction, modifying the rules regarding the usability of certain NOLs arising in taxable years ending after December 31, 2017, and the migration from a worldwide system of taxation to a modified territorial system with corresponding measures to prevent base erosion. With respect to purchasing homes, among the possible changes that could make such purchasing less attractive are (i) limitations on the ability of homebuyers to deduct property taxes, (ii) limitations on the ability of homebuyers to deduct mortgage interest and (iii) limitations on the ability of homebuyers to deduct state and local income taxes. Because at this time the overall impact of the Tax Act is uncertain, the ultimate effect of the Tax Act on our business and financial condition is uncertain and could be adverse.

Provisions in our Charter documents may delay or prevent our acquisition by a third party or may reduce the value of your investment.

Some provisions in our Charter and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder may deem to be in his or her best interest. For example, our Board of Directors may determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. In addition, stockholders must provide advance notice to nominate directors or to propose business to be considered at a meeting of stockholders and may not take action by written consent. Additionally, both our Section 382 rights agreement and our Charter contain transfer restrictions intended to prevent future acquisitions of our common stock that would limit our ability to use the NOLs. The existence of these provisions could also limit the price that investors may be willing to pay in the future for shares of our common stock.

Risks Related to our Business and Industry

There have been no material changes in our risk related to our business and industry from those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 12, 2018.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes statements and information that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (“Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (“Exchange Act”). Statements that are “forward-looking statements” include any projections of earnings, revenue or other financial items, any statements of the plans, strategies or objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, any statements concerning potential acquisitions, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. In addition, even if results are consistent with the forward-looking statements contained in this prospectus supplement, those results may not be indicative of results or developments in subsequent periods. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in industries particularly sensitive to market conditions such as homebuilding and builder finance.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	cyclicality in the homebuilding industry and adverse changes in general economic conditions;
•	fluctuations and cycles in value of, and demand for, real estate investments;
•	significant inflation or deflation;
•	the unavailability of subcontractors;
•	labor and raw material shortages and price fluctuations;
•	the failure to recruit, retain and develop highly skilled and competent employees;
•	an inability to acquire undeveloped land, partially-finished developed lots and finished lots suitable for residential homebuilding at reasonable prices;
•	an inability to develop communities successfully or within expected timeframes;
•	an inability to sell properties in response to changing economic, financial and investment conditions;
•	risks related to participating in the homebuilding business through controlled homebuilding subsidiaries;
•	risks relating to buy-sell provisions in the operating agreements governing two builder subsidiaries;
•	risks related to geographic concentration;
•	risks related to government regulation;
•	the interpretation of or changes to tax, labor and environmental laws;
•	the timing of receipt of regulatory approvals and of the opening of projects;
•	fluctuations in the market value of land, lots and housing inventories;
•	volatility of mortgage interest rates;

•	the unavailability of mortgage financing;
•	the number of foreclosures in our markets;
•	interest rate increases or adverse changes in federal lending programs;
•	increases in unemployment or underemployment;
•	any limitation on, or reduction or elimination of, tax benefits associated with owning a home;
•	the occurrence of severe weather or natural disasters;
•	high cancellation rates;
•	competition in the homebuilding, land development and financial services industries;
•	risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions;
•	risks related to holding noncontrolling interests in strategic investments, joint ventures, partnerships and/or acquisitions;
•	the inability to obtain suitable bonding for the development of housing projects where required;
•	difficulty in obtaining sufficient capital;
•	risks related to environmental laws and regulations;
•	the occurrence of a major health and safety incident;
•	poor relations with the residents of our communities;
•	information technology failures and data security breaches;
•	product liability claims, litigation and warranty claims;
•	the seasonality of the homebuilding industry;
•	utility and resource shortages or rate fluctuations;
•	the failure of employees or other representatives to comply with applicable regulations and guidelines;
•	future, or adverse resolution of, litigation, arbitration or other claims;
•	uninsured losses or losses in excess of insurance limits;
•	cost and availability of insurance and surety bonds;
•	volatility and uncertainty in the credit markets and broader financial markets;
•	availability, terms and deployment of capital including with respect to acquisitions, joint ventures and other strategic actions;
•	changes in our debt and related service obligations;
•	required accounting changes;
•	inability to maintain effective internal control over financial reporting; and
•	other risks and uncertainties inherent in our business, including those described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and those risks and uncertainties that may be identified in our Quarterly Reports on Form 10-Q and our other filings with the SEC and/or press releases from time to time.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus supplement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we disclaim all responsibility to update any information contained in a forward-looking statement.

All forward-looking statements attributable to us or to persons acting on our behalf, including any such forward-looking statements made subsequent to the publication of this prospectus supplement, are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

We and the selling stockholders have agreed that the selling stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling stockholders in disposing of the shares and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants, which we estimate will be approximately $1.1 million.

SELLING STOCKHOLDERS

The following table sets forth information concerning the beneficial ownership of our common stock by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes the power to vote or direct the voting of securities, or to dispose or direct the disposition thereof or the right to acquire such powers within 60 days. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Our calculation of the percentage of beneficial ownership is based on 50,719,884 shares of common stock outstanding as of June 21, 2018. The table below should be read in conjunction with the section titled “Selling Stockholders” in the accompanying base prospectus.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After the Offering		Number of Additional Shares to be Sold if the Underwriters’ Option is Exercised in Full	Shares of Common Stock Beneficially Owned After the Offering if the Underwriters’ Option is Exercised in Full
Name	Number	Percentage	Number	Number	Percentage		Number	Percentage
Third Point Partners Qualified L.P.(1)	1,329,997	2.6%	1,174,868	155,129	0.3%	155,129	—	—
Third Point Partners L.P.(1)	152,038	0.3%	134,305	17,733	*	17,733	—	—
Third Point Offshore Master Fund L.P.(1)	3,261,394	6.4%	2,880,991	380,403	0.8%	380,403	—	—
Third Point Ultra Master Fund L.P.(1)	2,258,211	4.5%	1,994,817	263,394	0.5%	263,394	—	—
Third Point Reinsurance Company Ltd.(1)	946,227	1.9%	835,861	110,366	0.2%	110,366	—	—
Third Point Reinsurance (USA) Ltd.(1)	135,155	0.3%	119,391	15,764	*	15,764	—	—
Daniel S. Loeb(1)	128,245	0.3%	—	128,245	0.3%	128,245	—	—
*	Less than 0.1%
(1)	Third Point LLC is the investment manager of each of Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. Daniel S. Loeb is the Chief Executive Officer of Third Point LLC. Third Point LLC and Mr. Loeb each disclaims beneficial ownership of these securities except to the extent of any indirect pecuniary interest therein. Each of Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. hereby disclaims beneficial ownership of any securities reported herein, other than those which it directly holds.

CAPITALIZATION

The following table sets forth our historical consolidated cash and restricted cash and capitalization as of March 31, 2018.

The data in the table are derived from, and should be read in conjunction with, our consolidated financial statements, including accompanying notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the related notes thereto from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

As of March 31, 2018
($ in thousands)
Cash and restricted cash	$38,848

Borrowings on line of credit(1)	135,000
Notes payable	9,914
Term loan facility	—
Total debt	144,914

Stockholders’ equity
Green Brick Partners, Inc. stockholders’ equity
Common shares, $0.01 par value	507
Additional paid-in capital	290,773
Retained earnings	137,106
Total Green Brick Partners, Inc. stockholders’ equity	428,386
Noncontrolling interests	10,682
Total stockholders’ equity	439,068
Total capitalization	583,982
(1)	At June 21, 2018, borrowings on lines of credit totaled $152.5 million.

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, levels of indebtedness, statutory and contractual restrictions applying to the payment of dividends or contained in our financing instruments and other considerations that the board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We do not intend to pay dividends on our common stock for the foreseeable future.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the The Nasdaq Capital Market under the symbol “GRBK.” The following table sets forth on a per share basis the high and low closing sales prices for our common stock as reported on The Nasdaq Capital Market for the quarterly periods indicated. The closing price of our common stock on June 21, 2018 was $10.40.

	Price Range of Common Stock
	High	Low
Fiscal Year 2016
First Quarter	$7.77	$4.99
Second Quarter	$7.80	$6.67
Third Quarter	$8.39	$6.79
Fourth Quarter	$10.40	$7.65
Fiscal Year 2017
First Quarter	$10.30	$8.90
Second Quarter	$11.45	$9.70
Third Quarter	$11.90	$8.90
Fourth Quarter	$12.05	$9.80
Fiscal Year 2018
First Quarter	$12.05	$9.85
Second Quarter (through June 21, 2018)	$12.30	$10.10

The number of registered shareholders of our common stock on June 12, 2018 was approximately 36. We believe the number of beneficial owners of our common stock is substantially greater than the number of record holders because a large portion of our outstanding common stock is held of record in broker “street names” for the benefit of individual investors.

MANAGEMENT

Set forth below are the names, ages and positions of our executive officers and directors as of June 21, 2018.

Name	Age	Position
James R. Brickman	66	Chief Executive Officer and Director
Richard A. Costello	59	Chief Financial Officer
Jed Dolson	40	President of Texas Region
Summer Loveland	46	Chief Accounting Officer
David Einhorn	49	Chairman of the Board of Directors
Elizabeth K. Blake	67	Director
Harry Brandler	47	Director
John R. Farris	45	Director
Kathleen Olsen	46	Director
Richard S. Press	79	Director

Biographical Information

The following is a summary of certain biographical information concerning our executive officers and non-employee directors.

James R. Brickman. Mr. Brickman is our Chief Executive Officer and has been one of our directors since October 2014. He was the founding manager and advisor of each of JBGL Capital, LP since 2008 and JBGL Builder Finance LLC since 2010. Prior to forming JBGL Capital, LP in 2008, Mr. Brickman was a manager of various joint ventures and limited partnerships that developed/built low and high rise office buildings, multifamily and condominium homes and single family homes, entitled land and supervised a property management company. He previously also served as Chairman and Chief Executive Officer of Princeton Homes Ltd. and Princeton Realty Corporation that developed land, constructed single family custom homes and managed apartments it built. Mr. Brickman has over 38 years’ experience in nearly all phases of real estate construction, development and real estate finance property management. He received a B.B.A. and M.B.A. from Southern Methodist University. Mr. Brickman brings to the Board substantial experience in residential land development, the homebuilding industry and management, as well as intimate knowledge of the Company’s business and operations.

Richard A. Costello. Mr. Costello has been our Chief Financial Officer since April 2015. From January 2015 until his appointment as Chief Financial Officer, Mr. Costello served as our Vice President of Finance. He has over 25 years of financial and operational experience in all aspects of real estate management. Since 2007, Mr. Costello has been a private investor. Previously he worked for 16 years at GL Homes of Florida, one of the largest private developers and home builders in Florida. There he served as Chief Financial Officer and Chief Operating Officer as well as in other senior financial management roles. Prior to joining GL Homes, Mr. Costello worked for six years as AVP-Finance for Paragon Group, a regional commercial real estate developer, and four years as an auditor for KPMG LLP. Mr. Costello received a B.S. degree in Accounting from the University of Central Florida and his M.B.A from the Kellogg School of Northwestern University.

Jed Dolson. Mr. Dolson has been our President of Texas Region since October 2017. Prior to that time, Mr. Dolson was Head of Land Acquisition and Development from September 2013. From March 2010 to September 2013, Mr. Dolson served as a managing member of Pecos One LLC, a consulting firm that provided services to JBGL Capital, LP. Prior to joining the Company, Mr. Dolson worked for three years at Jones & Boyd Engineering and later he served five years as Director of Development for a local private residential developer. Mr. Dolson received a B.S. degree in Civil Engineering from Texas A&M University and a M.S. in Civil Engineering from Stanford University.

Summer Loveland. Ms. Loveland has been our Chief Accounting Officer since November 2017. Ms. Loveland has over 20 years of accounting and financial reporting experience in the financial services industry. Prior to joining the Company, Ms. Loveland served as Chief Financial Officer of the Dallas Police and

Fire Pension System from November 2013 to November 2017 and previously worked in the audit practice of KPMG LLP for 15 years. Ms. Loveland received a B.B.A. in Accounting from Texas A&M University and an M.B.A from Southern Methodist University and is licensed as a Certified Public Accountant in the Texas and California.

David Einhorn. Mr. Einhorn has been one of our directors since May 2006 and has been Chairman of the Board since October 2014. Since 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., which along with its affiliates is investment advisor to our principal stockholders. Mr. Einhorn serves as Chairman of Greenlight Capital Re, Ltd. (NASDAQ: GLRE). Mr. Einhorn received a B.A. in Government from Cornell University. Mr. Einhorn provides the Board with crucial investment expertise and business experience.

Elizabeth K. Blake. Ms. Blake has been one of our directors since September 2007. Before retiring, Ms. Blake served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc. from 2006 to 2014. Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake received a B.A. with honors from Smith College and her J.D. from Columbia Law School, where she was a Harlan Fiske Stone Scholar. Ms. Blake was awarded an Honorary Doctorate of Technical Letters by Cincinnati Technical College and an Honorary Doctorate of Letters from the College of Mt. St. Joseph. From 1982 to 1984, she was an associate with Frost & Jacobs, a law firm in Cincinnati, Ohio and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents. Ms. Blake provides the Board with extensive executive, managerial and leadership and corporate governance and risk management experience. Additionally, Ms. Blake’s leadership experience as a director of public, private and non-profit corporations and her knowledge of the homebuilding industry makes her a valuable member of the Board.

Harry Brandler. Mr. Brandler has been one of our directors since October 2014. Since December 2001, Mr. Brandler has served as the Chief Financial Officer of Greenlight Capital, Inc. Prior to joining Greenlight Capital, Inc., from 2000 to 2001, Mr. Brandler served as Chief Financial Officer of Wheatley Partners, a venture capital firm, where he oversaw the firm’s back office operations and restructured the firm’s marketing, client relationships and technology. From 1996 to 2000, Mr. Brandler served as a Manager at Goldstein, Golub & Kessler, where he provided audit, tax and consulting services to investment partnerships and other financial organizations and where he was promoted to Manager in January 1999. Mr. Brandler received a B.S. in Accounting from New York University in 1993. Mr. Brandler was admitted as a Certified Public Accountant in New York in 1996. Mr. Brandler brings to the Board his substantial knowledge and experience in the areas of finance, accounting and management.

John R. Farris. Mr. Farris has been one of our directors since October 2014. Since 2007, Mr. Farris has been the founder and President of Commonwealth Economics, LLC. Prior to forming Commonwealth Economics, LLC, from 2006 to 2007, Mr. Farris served as Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. From 2008 to 2012, Mr. Farris served as an adjunct Professor of Economics and Finance at Centre College in Danville, Kentucky. Mr. Farris previously worked at the Center for Economics Research at the Research Triangle Institute, the World Bank and the International Finance Corporation. He currently sits on the board of directors for Kentucky Employers Mutual Insurance and the Kentucky Retirement System and previously served on the board of directors for Farmers Capital Bank Corporation (NASDAQ: FFKT). Mr. Farris received a B.S. from Centre College in 1995 and a M.P.A. from Princeton University in 1999. Mr. Farris brings to the Board a wealth of knowledge and experience in economics and finance and his experience with other boards.

Kathleen Olsen. Ms. Olsen has been one of our directors since October 2014. Since 2011, Ms. Olsen has been a private investor. From 1999 through 2011, Ms. Olsen served as Chief Financial Officer of Eminence Capital, LLC, a long/short global equity fund. From 1993 to 1999, Ms. Olsen served as audit manager, specializing in investment partnerships, at Anchin, Block & Anchin LLP, a public accounting firm located in New York City. Ms. Olsen received a Bachelor of Science degree with honors from the State University of

New York at Albany. Ms. Olsen is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants. Ms. Olsen has extensive knowledge of accounting and a background in finance which enables her to make valuable and important contributions to the Board.

Richard S. Press. Mr. Press has been one of our directors since October 2014. Before retiring, Mr. Press was a Senior Vice President at Wellington Management from 1994 to 2006, where he started and built the firm’s insurance asset management practice. Prior to that, Mr. Press was a Senior Vice President of Stein Roe & Farnham from 1982 to 1994 and Scudder Stevens and Clark from 1964 to 1982. Mr. Press has been a board member of Millwall Holdings PLC and Millwall Football Club, London since 2010; and has served as a member of the Board of Overseers of Beth Israel Deaconess Medical Center (Boston) since 2007. Previously he served on various committees of the Controlled Risk Insurance Company and the Risk Management Foundation from 2006 to 2017; served as a board member of the Housing Authority Insurance Group from 2008 to December 2014; and served as a board member and chairman of each of Transatlantic Holdings (NYSE: TRH) from August 2006 to March 2012 and Pomeroy IT Solutions (NASDAQ: PMRY) from July 2007 to November 2009. He was a founding member of the Board of Governors and the Advisory Board of the National Pediatric Multiple Sclerosis Center, Stony Brook University and Medical School, New York (2001 – 2013). Mr. Press currently serves as chairman of the Anesthesia Associates of Massachusetts and has been a member of its board since December 2015 and in 2017 was elected a board member of GMPCI Insurance, Ltd., a wholly-owned subsidiary of AAM. Mr. Press earned a B.A. in Economics from Brown University in 1960; and after serving in the US Army, he received his M.B.A. from Harvard Business School in 1964. Mr. Press brings to the Board his unique perspective as a result of his extensive background in finance and his public company board and committee experience.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a general summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock applicable to “non-U.S. holders.” As used herein, a non-U.S. holder means a beneficial owner of our common stock that is neither a “U.S. holder”, as defined below, nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment).

For purposes of this summary, a U.S. holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;
•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or
•	an estate, the income of which is includible in gross income for U.S. income tax purposes regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partner or partnership should consult its independent tax advisor as to its tax consequences relating to the purchase, ownership and disposition of our common stock.

This discussion is based on the Code, U.S. Treasury regulations and administrative interpretations as of the date of this prospectus supplement, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any aspects of U.S. estate, generation-skipping or gift tax laws or Medicare tax on investment income. It also does not consider non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax exempt organizations, former U.S. citizens or residents, persons who hold or receive our common stock as compensation and persons subject to the alternative minimum tax). You should consult your tax advisor with respect to the particular tax consequences to you of the purchase, ownership and disposition of our common stock.

Distributions

Distributions of cash or property that we pay on our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our common stock, and thereafter will be treated as capital gain. To obtain a reduced rate of withholding for dividends paid, a non-U.S. holder will be required to provide us with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), certifying its entitlement to benefits under a treaty. A non-U.S. holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

The withholding of U.S. federal income tax does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, where an income tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussions under “—Information Reporting Requirements and Backup Withholding” and “—Other Withholding Requirements” below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with the conduct of a trade or business of such non-U.S. holder in the United States, and where an income tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder;
•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements; or
•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or the non-U.S. holder’s holding period for our common stock.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we may have been, may currently be, or may become, a USRPHC, but we have made no determination to that effect. As a result, if we were or were to become a USRPHC, a non-U.S. holder may be subject to U.S. federal income tax (and may be subject to withholding) on gain realized on a disposition of our common stock if such non-U.S. holder has owned, actually or constructively (through certain family members, related entities and options), more than 5% of our common stock at any time during the shorter of (a) the five-year period ending on the date of disposition and (b) the non-U.S. holder’s holding period in such stock. Assuming that we satisfy certain public trading requirements, a non-U.S. holder generally will not be subject to tax on the disposition of our common stock if we were or were to become a USRPHC where the non-U.S. holder has not owned, actually or constructively (through certain family members, related entities and options), more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for our common stock. We expect to satisfy the applicable public trading requirements, but this cannot be assured. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

Prospective non-U.S. investors should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock and regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting Requirements and Backup Withholding

We must report annually to the IRS the entire amount of a distribution on our common stock, whether or not the distribution represents a taxable dividend paid to each non-U.S. holder, the name and address of the recipient and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under income tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence. A non-U.S. holder must certify its non-U.S. status to avoid backup withholding at the applicable rate on dividends. Generally a non-U.S. holder will provide this certification on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form).

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of our common stock where the transaction is effected outside the United States through a

non-U.S. office of a non-U.S. broker. However, a non-U.S. holder must certify its non-U.S. status to avoid information reporting and backup withholding at the applicable rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements generally will apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is timely furnished to the IRS.

Other Withholding Requirements

Sections 1471 through 1474 of the Code and the regulations and administrative guidance thereunder (generally referred to as “FATCA”) generally impose a withholding tax of 30% on any dividends on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying each direct and indirect substantial United States owner of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Under certain circumstances, refunds or credits of such withholding taxes may be available. Foreign financial institutions and other entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our stock.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, ESTATE OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 21, 2018, certain of the selling stockholders have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC and are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Citigroup Global Markets Inc.	2,356,277
Credit Suisse Securities (USA) LLC .	2,034,966
J.P. Morgan Securities LLC	2,034,966
BTIG, LLC	357,012
JMP Securities LLC	357,012
Total	7,140,233

The underwriting agreement provides that the several obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and other conditions. The underwriting agreement also provides that the underwriters are obligated, severally and not jointly, to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,071,034 additional shares at the public offering price set forth on the cover of this prospectus supplement less the underwriting discount.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement less a selling concession of $0.2565 per share. After the initial offering, the underwriters may change the public offering price and concession. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table summarizes the compensation and the selling stockholders will pay. Additionally, we estimate that our total expenses for the offering will be approximately $1.1 million.

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Discount paid by Selling Stockholders	$0.4275	$0.4275	$3,052,449.61	$3,510,316.64

We have agreed, subject to certain exceptions, to not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, for a period of 90 days after the date of this prospectus supplement.

Greenlight, our executive officers and directors and the selling stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, for a period of 90 days after the date of this prospectus supplement.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares of common stock have been approved for listing on The NASDAQ Capital Market.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates have performed, and may in the future perform, various investment banking, financial advisory and other services for us, our affiliates and our officers in the ordinary course of business, for which they received, and may receive, customary fees and reimbursement of expenses. In particular, affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are lenders under our unsecured revolving credit facility. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a member state), with effect from and including the date on which the Prospectus Directive is implemented in that member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of shares to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto) and includes any relevant implementing measure in the relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in France

Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; • to investment services providers authorized to engage in portfolio management on behalf of third parties; or • in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The shares offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to prospective investors in Canada

The shares offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the share must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of our common stock being offered by the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Green Brick Partners, Inc. as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated in this prospectus supplement and the accompanying prospectus by reference from the Green Brick Partners, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement and the accompanying prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The audited financial statements for the year ended December 31, 2015 incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus supplement; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017;
•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018; and
•	Our Current Reports on Form 8-K filed with the SEC on January 8, 2018, March 12, 2018, April 3, 2018 and May 30, 2018.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus all documents that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement related to this prospectus supplement and prior to the termination of the offering of the securities described in this prospectus supplement. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K and any exhibits filed on such form that are related to such items in any past or future filings.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, Texas 75093
Attention: Investor Relations
Telephone (469) 573-6755

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and the registration statement of which this prospectus supplement forms a part, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Prospectus

Green Brick Partners, Inc.

$175,000,000

Common Stock

We may offer from time to time shares of our common stock in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $175,000,000.

In addition to the shares sold by the Company, the selling stockholders named in this prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 8,211,267 shares of our common stock, par value $0.01 per share, covered by this prospectus. The shares that may be offered and sold from time to time pursuant to this prospectus include (i) 2,840,898 shares of common stock issued in connection with a public offering by the Company, (ii) 4,287,716 shares of common stock issued in connection with the Rights Offering (as defined below) and (iii) 1,082,653 shares of common stock issued in respect of certain equity interests of the Company’s predecessor entity. See “Selling Stockholders.”

This prospectus describes some of the general terms that may apply to sales of our common stock. We will provide the specific prices and terms of these sales in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus. However, for certain shares registered pursuant to the Backstop Registration Rights Agreement (as defined below), we will pay certain expenses, other than any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal fees, associated with the sale of shares pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices, and may be subject to restrictions on their ability to sell. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on The Nasdaq Capital Market (which we refer to as NASDAQ in this prospectus) under the symbol “GRBK.” On March 9, 2018, the last reported sale price of our common stock on NASDAQ was $10.60.

Investing in our securities involves risks. Please read the “Risk Factors” beginning on page 3 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference into this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell common stock in one or more offerings up to $175,000,000. In addition, the Selling Stockholders may, from time to time, sell common stock of up to 8,211,267 shares, par value $0.01, in connection to this prospectus.

Each time we sell shares of our common stock you will be provided with a supplement to this prospectus that will contain specific information about that offering, including the specific amounts, prices and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities you should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references to the “Company”, “Green Brick”, “we”, “us” or “our” refer to the consolidated company, which has been renamed Green Brick Partners, Inc. and its subsidiaries, resulting from the acquisition by BioFuel Energy Corp. of JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies (collectively, “Builder Finance”) and JBGL Capital Companies (“Capital”), a combined group of commonly managed limited liability companies and partnerships (collectively with Builder Finance, “JBGL”) by means of a reverse recapitalization transaction on October 27, 2014.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision.

Our Company

We are a diversified homebuilding and land development company. We acquire and develop land, provide land and construction financing to our controlled builders and participate in the profits of our controlled builders. We are engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at our residential neighborhoods and master planned communities primarily in the high growth metropolitan areas of Dallas, Texas (“Dallas”), Atlanta, Georgia (“Atlanta”) and Colorado Springs, Colorado (“Colorado Springs”). Since 2015, we also have a wholly owned title company named Green Brick Title, LLC.

We believe we offer higher quality homes with more distinctive designs and floor plans than those built by our competitors at comparable prices. Our communities are located in premium locations in our core markets and we seek to enhance homebuyer satisfaction by utilizing high-quality materials, offering a broad range of customization options and building well-crafted energy-efficient homes. We seek to maximize value over the long term and operate our business to mitigate risks in the event of a downturn by controlling costs and quickly reacting to regional and local market trends.

We are a leading lot developer in the Dallas and Atlanta markets and believe that our strict operating discipline provides us with a competitive advantage in seeking to maximize returns while minimizing risk. We currently own or control over 6,200 home sites in premium locations in the Dallas and Atlanta markets. We consider premium locations to be lot supply constrained with high housing demand where much of the surrounding land has already been developed. We are strategically positioned to either build new homes on our lots through our controlled builders or to sell finished lots to large unaffiliated homebuilders.

We sell finished lots or option lots from third-party developers to our controlled builders for their homebuilding operations and provide them with construction financing and strategic planning. Our controlled builders provide us with their local knowledge and relationships. We support our controlled builders by financing their purchases of land from us at an unlevered internal rate of return (“IRR”) of at least 20% and by providing construction financing at approximately a 13.8% interest rate or a 16.5% interest rate. Our income is further enhanced by our 50% equity interest in the profits of our controlled builders. In addition, the land we sell to third-party homebuilders also typically generates an unlevered IRR targeted at 20% or greater.

References to our “controlled builders” refer to our homebuilding subsidiaries in which we own a 50% equity interest and a 51% voting interest. In addition, we have the ability to appoint two of the three members of the board of managers of each controlled builder; therefore, we are able to exercise control over the operations of each controlled builder.

Controlled Builders	Year Formed	Market	Products Offered	Prices Ranges
The Providence Group of Georgia L.L.C. (“TPG”)	2011	Atlanta	Townhomes Single family	$310,000 to $650,000 $440,000 to $1.1 million
CB JENI Homes DFW LLC (“CB JENI”)	2012	Dallas	Townhomes Single family	$250,000 to $430,000 $320,000 to $700,000
Centre Living Homes, LLC (“Centre Living”)	2012	Dallas	Townhomes	$320,000 to $1.5 million
Southgate Homes DFW LLC (“Southgate”)	2013	Dallas	Luxury homes	$550,000 to $1.3 million

On August 15, 2017, the Company and its subsidiaries entered into a Membership Interest Purchase and Contribution Agreement with The Challenger Group, Inc., a Wyoming corporation (“TCGI”), TCG Holdings, LLC, a Wyoming limited liability company (“TCG”) and GTG Holdings, LLC, a Wyoming limited liability company (“GTG” and, together with TCGI and TCG, “Challenger Homes”) and Brian R. Bahr to acquire a 49.9% ownership interest in the subsidiaries of Challenger Homes. Challenger Homes constructs townhouses, single family homes and luxury patio homes in Colorado Springs and the Pikes Peak Region in Colorado.

Resale by Selling Stockholders

This prospectus relates to the sale of common stock by the Company and resale of common stock held by the Selling Stockholders. The Selling Stockholders may offer and sell from time to time up to 8,211,267 shares of our common stock, par value $0.01 per share (“Common Stock”), covered by this prospectus.

Corporate Information

Our principal executive offices are located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093. Our telephone number is (469) 573-6755. Our website address is www.greenbrickpartners.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves risks. Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference into this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our common stock could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference into our other filings with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus includes statements and information that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Statements that are “forward-looking statements” include any projections of earnings, revenue or other financial items, any statements of the plans, strategies or objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, any statements concerning potential acquisitions, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. In addition, even if results are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results or developments in subsequent periods. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in industries particularly sensitive to market conditions such as homebuilding and builder finance.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	cyclicality in the homebuilding industry and adverse changes in general economic conditions;
•	fluctuations and cycles in value of, and demand for, real estate investments;
•	significant inflation or deflation;
•	the unavailability of subcontractors;
•	labor and raw material shortages and price fluctuations;
•	the failure to recruit, retain and develop highly skilled and competent employees;
•	an inability to acquire undeveloped land, partially-finished developed lots and finished lots suitable for residential homebuilding at reasonable prices;
•	an inability to develop communities successfully or within expected timeframes;
•	an inability to sell properties in response to changing economic, financial and investment conditions;
•	risks related to participating in the homebuilding business through controlled homebuilding subsidiaries;
•	risks relating to buy-sell provisions in the operating agreements governing two builder subsidiaries;
•	risks related to geographic concentration;
•	risks related to government regulation;
•	the interpretation of or changes to tax, labor and environmental laws;
•	the timing of receipt of regulatory approvals and of the opening of projects;
•	fluctuations in the market value of land, building lots and housing inventories;
•	volatility of mortgage interest rates;

•	the unavailability of mortgage financing;
•	the number of foreclosures in our markets;
•	interest rate increases or adverse changes in federal lending programs;
•	increases in unemployment or underemployment;
•	any limitation on, or reduction or elimination of, tax benefits associated with owning a home;
•	the occurrence of severe weather or natural disasters;
•	high cancellation rates;
•	competition in the homebuilding, land development and financial services industries;
•	risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions;
•	risks related to holding non-controlling interests in strategic investments, joint ventures, partnerships and/or acquisitions;
•	the inability to obtain suitable bonding for the development of housing projects;
•	difficulty in obtaining sufficient capital;
•	risks related to environmental laws and regulations;
•	the occurrence of a major health and safety incident;
•	poor relations with the residents of our communities;
•	information technology failures and data security breaches;
•	product liability claims, litigation and warranty claims;
•	the seasonality of the homebuilding industry;
•	utility and resource shortages or rate fluctuations;
•	the failure of employees or other representatives to comply with applicable regulations and guidelines;
•	future litigation, arbitration or other claims;
•	uninsured losses or losses in excess of insurance limits;
•	cost and availability of insurance and surety bonds;
•	volatility and uncertainty in the credit markets and broader financial markets;
•	availability, terms and deployment of capital including with respect to acquisitions, joint ventures and other strategic actions;
•	our debt and related service obligations;
•	required accounting changes;
•	an inability to maintain effective internal control over financial reporting; and
•	other risks and uncertainties inherent in our business, including those described under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and those risks and uncertainties that may be identified in our Quarterly Reports on Form 10-Q and our other filings with the SEC and/or press releases from time to time.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by law, we disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement.

All forward-looking statements attributable to us or to persons acting on our behalf, including any such forward-looking statements made subsequent to the publication of this prospectus, are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the offering of common stock under this prospectus for general corporate purposes, which may include, among other things, an increase in working capital, the repayment of outstanding indebtedness, acquisitions and other business opportunities. Further details relating to the use of the net proceeds from the offering of common stock under this prospectus will be set forth in the applicable prospectus supplement.

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

For the Selling Stockholders that are party to the Backstop Registration Rights Agreement, which is more fully described below, the Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of the shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS

This prospectus covers and includes the resale by the Selling Stockholders from time to time of up to 8,211,267 shares of our common stock. The Selling Stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the selling stockholders listed below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of Selling Stockholders’ interest in common stock other than through a public sale.

In July 2015, certain of the Selling Stockholders acquired an aggregate of 2,840,898 shares of common stock in connection with a public offering conducted by the Company.

On June 10, 2014, the Company entered into a definitive transaction agreement with the owners of JBGL, which provided that we would acquire JBGL for $275.0 million, payable in cash and shares of our common stock (the “Transaction”). JBGL is a real estate operator involved in the purchase and development of land for residential use, construction lending and home building operations. The Transaction was completed on October 27, 2014 (the “Transaction Date”). Pursuant to the terms of the Transaction, we paid the $275.0 million purchase price with approximately $191.8 million in cash and the remainder in 11,108,500 shares of our common stock valued at approximately $7.49 per share.

A portion of the cash portion of the purchase price was primarily funded from the proceeds of a $70.0 million rights offering conducted by the Company (the $70.0 million includes proceeds from purchases of shares of common stock by certain funds and accounts managed by Greenlight Capital, Inc. and its affiliates (“Greenlight”) and Third Point LLC and its affiliates (“Third Point”)).

The $70.0 million rights offering included a registered offering by the Company of transferable rights to the public holders of its common stock, as of September 15, 2014 (the “Rights Offering”) to purchase additional shares of common stock. The Selling Stockholders acquired an aggregate of 2,430,012 shares of common stock upon the exercise of subscription rights in connection with the Rights Offering.

In addition to the Rights Offering, Greenlight and Third Point participated in a private rights offering to purchase additional shares of common stock pursuant to commitment letters. Pursuant to its commitment letter, certain of the Selling Stockholders agreed to participate in the private rights offering for their respective basic subscription privilege in the Rights Offering and to purchase, simultaneously with the consummation of the Rights Offering to the public, all of the available shares not otherwise sold in the Rights Offering following the exercise of all other public holders’ basic subscription privileges. Certain of the Selling Stockholders purchased an aggregate of 1,857,704 shares of common stock in such private rights offering.

In connection with the Transaction, we entered into a backstop agreement with certain of the Selling Stockholders. The backstop agreement set forth, among other things, the terms of such backstop commitment. The Selling Stockholders did not receive compensation for such commitments to participate in the private rights offering or its backstop commitment.

The Selling Stockholders acquired an aggregate of 1,082,653 in connection with the conversion of equity interests in the Company’s predecessor entity from time to time.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of common stock that such Selling Stockholders may offer pursuant to this prospectus. The percentages of shares of common stock owned by a particular holder are based on 50,598,901 shares of common stock that are outstanding as of March 9, 2018, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. As such, we are unable to declare the number of shares of common stock that the Selling Stockholders will retain after any such sale.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan Of Distribution.”

SELLING STOCKHOLDERS

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Number	Percentage
Third Point Partners Qualified L.P.(2)	1,329,997	2.6%	1,329,997	—	—
Third Point Partners L.P.(2)	152,038	0.3%	152,038	—	—
Third Point Offshore Master Fund L.P.(2)	3,261,394	6.4%	3,261,394	—	—
Third Point Ultra Master Fund L.P.(2)	2,258,211	4.5%	2,258,211	—	—
Third Point Reinsurance Company Ltd.(2)	946,227	1.9%	946,227	—	—
Third Point Reinsurance (USA) Ltd.(2)	135,155	0.3%	135,155	—	—
Daniel S. Loeb(2)	128,245	0.3%	128,245	—	—
(1)	Assumes that the Selling Stockholders dispose of all the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of Common Stock. The registration of these shares Common Stock does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares of Common Stock covered by this prospectus.
(2)	Third Point LLC is the investment manager of each of Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. Daniel S. Loeb is the Chief Executive Officer of Third Point LLC. Third Point LLC and Mr. Loeb each disclaims beneficial ownership of these securities except to the extent of any indirect pecuniary interest therein. Each of Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. hereby disclaims beneficial ownership of any securities reported herein, other than those which it directly holds.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the material terms of our common stock, preferred stock, Series B Junior Participating Preferred Stock, 382 Rights Agreement (as defined below), Amended and Restated Certificate of Incorporation (the “Charter”), and Amended and Restated Bylaws (the “Bylaws”).

Authorized Capital

Our authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share.

Common Stock

Holders of the common stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Holders of the common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of the common stock are entitled to receive dividends when and if declared by the board of directors (the “Board”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. We do not intend to pay cash dividends on our common stock for the foreseeable future.

In the event of our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.

The holders of the common stock have no conversion, preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

The Board has the authority, subject to any limitations imposed by law or NASDAQ rules, without further action by the stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the voting powers (if any), the preferences and relative, participating, optional or other special rights or privileges, if any, of such series and the qualifications, limitations or restrictions thereof. These rights, preferences and privileges may include, but are not limited to, dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of that series.

Series B Junior Participating Preferred Stock and 382 Rights Agreement

The following description is a summary of the material terms of the certificate of designation for our Series B Junior Participating Preferred Stock, par value $0.01 per share, and does not purport to be complete. This summary is qualified in its entirety by reference to the certificate of designation itself, a copy of which is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 28, 2014, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

On March 27, 2014, the Board declared a dividend of one preferred share purchase right (a “382 Right”), with respect to each outstanding share of common stock of the Company, to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $30.00, as amended, per one one-thousandth of a share of Preferred Stock (the “382 Purchase Price”), subject to adjustment as provided in the 382 Rights Agreement. The dividend was payable to stockholders of record at the close of business on April 7, 2014 (the “382 Record Date”). The description and terms of the 382 Rights are set forth in the 382 Rights Agreement, dated as of March 27, 2014 (the “382 Rights Agreement”), and Amendment No. 1, dated as of August 12, 2015 (the “Amendment”), as the same may be amended from time to time, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.

The Board adopted the 382 Rights Agreement to protect the Company from a possible limitation on the Company’s ability to use its net operating loss carryforwards (“NOLs”) and other future tax benefits, which may be used to reduce potential future income tax obligations. The Company has experienced substantial operating losses, and under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated thereunder, the Company may “carry forward” these NOLs and other future tax benefits in certain circumstances to offset current and future earnings and thus reduce the Company’s income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to the Company. If, however, the Company experiences an “ownership change”, as defined in Section 382 of the Code, the Company’s ability to use its NOLs and other future tax benefits will be substantially limited. Generally, an ownership change would occur if the Company’s stockholders (including certain “public” 5% stockholders) who own, or are deemed to own, 5% or more of the Company’s common stock increase their collective ownership in the Company by more than 50% over a rolling three-year period.

The following is a summary of the material terms of the 382 Rights Agreement and Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the 382 Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 28, 2014, and Amendment, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 14, 2015.

Effectiveness

The 382 Rights Agreement became effective on March 27, 2014 (the “382 Effective Date”), and the Amendment became effective on August 12, 2015 (the “Amendment Effective Date”). Upon and following the 382 Effective Date, 382 Rights were issued in respect of all outstanding shares of common stock on the 382 Record Date, and in respect of all shares of common stock issued after the 382 Record Date and, subject to the next sentence, prior to the earliest of the 382 Distribution Date (as defined below), the redemption of the 382 Rights and the expiration of the 382 Rights. 382 Rights may be distributed with respect to shares of common stock that become outstanding after the 382 Distribution Date only in certain limited circumstances as described in the 382 Rights Agreement (such as the issuance of common stock pursuant to stock options, employee compensation or benefit plans and convertible securities).

Term

The 382 Rights will expire on the earliest of (1) March 27, 2019, (2) the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board determines that the 382 Rights Agreement is no longer necessary or desirable for the preservation of NOLs or other tax benefits and (3) the close of business on the first day of a taxable year of the Company to which the Board determines that no NOLs or other tax benefits may be carried forward.

Exercisability

Initially, the 382 Rights will not be exercisable. The 382 Rights will become exercisable upon the earlier of the following dates (such date, the “382 Distribution Date”):

•	on the tenth calendar day after such date that the Company learns that (a) a person (other than a Grandfathered Person (as defined below)) or group beneficially owns (as defined in the 382 Rights Agreement) 4.99% or more of the outstanding common stock or (b) a Grandfathered Person has exceeded its Grandfathered Percentage (as defined below) by 0.5% of the outstanding shares of common stock (any person or group specified in this bullet point, an “Acquiring Person”); and
•	such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding common stock which could result in a person or group becoming an Acquiring Person.

Grandfathered Persons

Any person or group (a “Grandfathered Person”) that beneficially owned (as disclosed in public filings) 4.99% or more of the outstanding common stock as of March 27, 2014 (such percentage, the “Grandfathered Percentage”), will not be deemed an Acquiring Person, so long as such person or group does not exceed its Grandfathered Percentage by 0.5% of the outstanding shares of common stock.

If a Grandfathered Person sells or otherwise disposes of its common stock, its Grandfathered Percentage will be the lesser of (a) its Grandfathered Percentage immediately prior to the sale or other disposition and (b) the percentage of common stock beneficially owned by the Grandfathered Person immediately following the sale or other disposition.

If at any time a Grandfathered Person beneficially owns less than 4.99% of the outstanding shares of common stock, it will cease to be a Grandfathered Person under the 382 Rights Agreement.

To the Company’s knowledge, the only Grandfathered Persons are Greenlight Capital, Inc. and its affiliates (“Greenlight”) and Third Point LLC and its affiliates.

Exempt Persons and Exempt Transactions

Prior to someone becoming an Acquiring Person, the Board can determine that any person or group that would otherwise be an Acquiring Person can be exempted from becoming an Acquiring Person or any transaction that would result in someone becoming an Acquiring Person can be exempted in determining whether someone has become an Acquiring Person. After someone has become an Acquiring Person, the Board’s ability to grant an exemption is generally limited to circumstances where a person or group has inadvertently become an Acquiring Person. Before granting an exemption, the Board may require that a person or group make certain representations, undertakings or covenants. In connection with the consummation of the Transaction, the Board determined to exempt James R. Brickman from becoming an Acquiring Person.

382 Rights Certificates and Detachability

Prior to the 382 Distribution Date, the 382 Rights will be evidenced by the certificates for shares of common stock, and the 382 Rights will be transferable with and only with the related common stock (or, in the case of uncertificated common stock, the applicable record of ownership) and will be automatically transferred with any transfer of the related common stock. Until the 382 Distribution Date (or earlier expiration of the 382 Rights), new common stock certificates issued after the 382 Record Date upon transfer or new issuances of common stock will contain a legend incorporating the 382 Rights Agreement by reference, and notice of such legend will be furnished to holders of book-entry shares. Until the 382 Distribution Date (or earlier expiration of the 382 Rights), the surrender for transfer of any certificates for shares of common stock (or book entry shares of common stock) outstanding as of the 382 Record Date, even without such legend or a copy of the summary of 382 Rights, will also constitute the transfer of the 382 Rights associated with the shares of common stock represented by such certificate or registered in book-entry form. As soon as practicable following the 382 Distribution Date, separate certificates evidencing the 382 Rights (“382 Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the 382 Distribution Date and such separate 382 Right Certificates alone will evidence the 382 Rights.

The 382 Rights are not exercisable until the 382 Distribution Date. The 382 Rights will expire on March 27, 2019 (the “Final 382 Expiration Date”), unless the 382 Rights are earlier redeemed or exchanged by the Company, in each case as described below, or upon the occurrence of certain transactions.

Preferred Stock Purchasable Upon Exercise of 382 Rights

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Terms of Preferred Stock

The terms of the Preferred Stock issuable upon exercise of the 382 Rights are designed so that each one one-thousandth of a share of Preferred Stock is the economic and voting equivalent of one whole share of common stock of the Company. In addition, the Preferred Stock has certain minimum dividend and liquidation rights.

Flip-In Trigger

If any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a 382 Right, other than 382 Rights beneficially owned by the Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a 382 Right that number of one one-thousandths of a share of Preferred Stock equal to the number of shares of common stock which at the time of the applicable triggering transaction would have a market value of two times the exercise price of the 382 Right.

Flip-Over Trigger

If, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a 382 Right (other than 382 Rights beneficially owned by an Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof which will have become null and void) will thereafter have the right to receive upon the exercise of a 382 Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the 382 Right.

Exchange Provision

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph, the Board may exchange the 382 Rights (other than 382 Rights owned by such Acquiring Person and certain transferees thereof which will have become null and void), in whole or in part, for consideration per 382 Right consisting of one-half of the Preferred Stock (or fractions thereof) that would be issuable at such time upon the exercise of one 382 Right pursuant to the terms of the 382 Rights Agreement.

Redemption of the 382 Rights

At any time prior to the earlier of (1) the time an Acquiring Person becomes such and (2) the Final 382 Expiration Date, the Board may redeem the 382 Rights in whole, but not in part, at a price of $0.0001 per 382 Right (the “382 Redemption Price”) payable, at the option of the Company, in cash, shares of common stock or such other form of consideration as the Board shall determine. The redemption of the 382 Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the 382 Rights, the right to exercise the 382 Rights will terminate and the only right of the holders of 382 Rights will be to receive the 382 Redemption Price.

Amendment of Terms of 382 Rights Agreement and 382 Rights

For so long as the 382 Rights are then redeemable, the Company may, except with respect to the 382 Redemption Price, amend the 382 Rights Agreement in any manner. After the 382 Rights are no longer redeemable, the Company may, except with respect to the 382 Redemption Price, amend the 382 Rights Agreement in any manner that does not, among other things, adversely affect the interests of holders of the 382 Rights (other than holders of 382 Rights owned by or transferred to any person who is or becomes an Acquiring Person or affiliates and associates of an Acquiring Person and certain transferees thereof).

Voting Rights; Other Stockholder Rights

Until a 382 Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Anti-Dilution Provisions

The 382 Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the 382 Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (2) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (3) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

Anti-Takeover Effects of Our Charter and Bylaws

Our Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of our company, even in those cases where such a transaction may be at a premium to the current market price of our common stock.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders

Our Charter provides that stockholder action (other than actions by holders of preferred stock, if any) can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the Board, the chief executive officer or the president, or pursuant to a resolution adopted by a majority of the Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Procedure

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of candidates for election to the Board. Stockholders at an annual meeting will be able to consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares

Subject to NASDAQ listing requirements, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock may also have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Anti-Takeover Effects of the 382 Rights Agreement and Article V of the Charter

Our ability to use the NOLs to offset future taxable income for U.S. federal income tax purposes may be limited as a result of prior or future acquisitions of our common stock. As a result, the Board adopted the 382 Rights Agreement to protect us from a possible limitation on our ability to use the NOLs and other future tax benefits as described above. In addition, Article V of the Charter (“Article V”) contains certain ownership limitations to preserve the NOLs and other tax benefits. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company, even in those cases where such a transaction may be at a premium to the current market price of the common stock.

Article V

Prohibited Transfers; Exception

The restrictions on transfer and ownership contained in Article V generally restrict any direct or indirect transfer of our common stock if the effect would be to:

•	increase the direct or indirect ownership of the common stock under Section 382 of the Code from less than 4.99% to 4.99% or more of the common stock, subject to limited exceptions; or

•	increase the percentage of common stock owned directly or indirectly by any existing stockholder that owns 4.99% or more of the common stock (a “Substantial Stockholder”), subject to limited exceptions.

Transfers restricted by Article V include sales to persons or a group of persons whose resulting percentage ownership (direct or indirect) of common stock would exceed the 4.99% threshold discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person to exceed such threshold. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, the Company is entitled to rely on the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar filings) as of any date. The restrictions on transfer and ownership may result in the delay or refusal of certain requested transfers of common stock. As a result of these rules, the restrictions on transfer and ownership could result in prohibiting ownership (and thus requiring dispositions) of common stock as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than us, such as an interest in an entity that, directly or indirectly, owns common stock. The restrictions on transfer and ownership will also apply to proscribe the creation or transfer of certain “options” (which is broadly defined by Section 382 of the Code) in respect of common stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

The restrictions on transfer and ownership contained in Article V do not apply to an attempted transfer if the transferor or the transferee obtains prior written approval of the Board or a duly authorized committee of the Board.

Treatment of Existing Substantial Stockholders

Any stockholders that were Substantial Stockholders as of the effective time of the amendment to the Charter that added the transfer restrictions found in Article V are not required to sell their shares but generally are restricted from increasing their ownership of the Company’s stock as determined under Section 382 of the Code.

Consequences of Prohibited Transfers

Any direct or indirect transfer in violation of the restrictions are void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) will not be recognized as a stockholder of the Company, and shall not be entitled with respect to such transferred shares of common stock to any rights of stockholders of the Company, including, without limitation, the right to vote such shares and to receive dividends or distributions. We refer to shares of common stock purportedly acquired in violation of the restrictions on transfer and ownership as “excess securities.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess securities to the Company’s agent along with any dividends or other distributions paid with respect to such excess securities. The agent will sell such excess securities in an arms’ length transaction (or series of transactions) that would not constitute a violation under the restrictions on transfer and ownership. The net proceeds of the sale, together with any other distributions with respect to such excess securities received by the agent, will be distributed first to reimburse the agent for its costs and expenses, second to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess securities on the date of the prohibited transfer, subject to certain conditions and exceptions) incurred by the purported transferee to acquire such excess securities, and the balance of the proceeds, if any, to one or more charities designated by the Board. If the excess securities are sold by the purported transferee, such person will be treated as having sold the excess securities on behalf of the agent, and will be required to remit all proceeds to the agent (except to the extent the Company grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

With respect to any indirect or other transfer of common stock that does not involve a transfer of the Company’s “securities” within the meaning of the Delaware General Corporation Law (“DGCL”) but which would cause any Substantial Stockholder to violate the restrictions on transfer and ownership (such as, for example, the acquisition of an equity interest in an entity that owns shares of the Company’s stock), the following procedure (the “Alternate Procedure”) will apply instead of the procedures described above. In such a case, no such Substantial Stockholder will be required to dispose of any interest that is not a security issued by us. Instead, such Substantial Stockholder and/or any person whose ownership of our securities is attributed to such Substantial Stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such Substantial Stockholder not to be in violation of the restrictions on transfer and ownership, and such securities will be treated as excess securities to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such Substantial Stockholder or such other person that was the direct holder of such excess securities from the proceeds of sale by the agent being the fair market value of such excess securities at the time of the prohibited transfer.

If a purported transferee fails to surrender the excess securities of the proceeds of a sale of excess securities to the agent within thirty days from the date on which the Company makes a written demand, then the Company may take any action it deems necessary to enforce the provisions of Article V, including the institution of legal proceedings to compel the surrender, and the Board may authorize such additional actions as its deems advisable to give effect to the provisions of Article V.

Authority of the Board of Directors

The Board has the power to determine and interpret, in its sole discretion, all matters necessary for assessing compliance with the provisions of Article V. These matters include (1) the identification of Substantial Stockholders, (2) whether a transfer is a prohibited transfer, (3) whether to exempt a transfer, (4) the percentage stock ownership interest in the Company of any person for the purposes of Section 382 of the Code, (5) whether an instrument constitutes a security of the Company, (6) the amount or fair market value due to a purported transferee pursuant to the Alternate Procedure described above and (7) any other matters which the Board determines to be relevant. The determination of the Board on such matters will be conclusive and binding for all purposes of Article V.

Restriction Release Date

The restrictions on transfer and ownership imposed by Article V will expire on the earlier of (i) the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board determines that Article V is no longer necessary or desirable for the preservation of NOLs or other tax benefits and (ii) the close of business on the first day of a taxable year of the Company with respect to which the Board determines that no NOLs or other tax benefits may be carried forward.

Effectiveness and Enforceability

Although Article V is intended to reduce the likelihood of an ownership change, for a number of reasons, we cannot eliminate the possibility that an ownership change will still occur. For example:

•	the Board can permit a transfer to an acquirer that results in or contributes to an ownership change if it determines that such transfer is in our or our stockholders’ best interests;
•	a court could find that part or all of Article V is not enforceable, or that Article V is not enforceable against particular stockholders. Under the laws of the State of Delaware, our jurisdiction of incorporation, a restriction on the transfer or registration of securities of a corporation, or on the amount of securities of a corporation that may be owned by a person or group of persons, is conclusively presumed to be for a reasonable purpose when the purpose of such restriction is for maintaining or preserving any tax attribute (including without limitation NOLs). Under Delaware law, the restrictions on transfer and ownership set forth in Article V will, with respect to shares of common stock issued prior to the effectiveness of such restrictions, only be effective against (i) holders of the shares who vote in favor of this proposal and (ii) purported transferees of shares that were held by a holder who voted for this proposal if (A) the restriction on transfer and ownership is conspicuously noted on the certificate(s) representing such shares or (B) the transferee had actual knowledge of the restrictions on transfer and ownership (even absent such conspicuous notation);
•	certain changes in relationships among stockholders or other events could contribute to or cause an ownership change under Section 382 of the Code;

•	an ownership change could be caused or contributed to as a result of our own actions, such as issuing, repurchasing or redeeming shares of common stock, which we remain free to do if the Board determines that it is in our or our stockholders’ best interests to do so; and
•	a court could find that Article V is unenforceable in general or as applied to a particular stockholder or fact situation.

As a result of these and other factors, Article V may reduce, but would not eliminate, the risk that we will undergo a Section 382 ownership change. Accordingly, we cannot assure you that an ownership change will not occur even with the transfer restrictions under Article V.

Certain Other Provisions of Our Charter and Bylaws and Delaware Law

Board of Directors

Our Charter provides that the number of directors will be fixed in the manner provided in our Bylaws. Our Bylaws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the Board. The Board currently has seven members.

Section 203 of the DGCL

Our Charter expressly states that we have elected not to be subject to the provisions of Section 203 of the DGCL. Subject to exceptions specified therein, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” including general mergers or consolidations or acquisitions of additional shares of the corporation, for a three-year period following the time that such stockholder became an interested stockholder.

Except as otherwise specified in Section 203 of the DGCL, an “interested stockholder” is generally defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date of determination; and
•	the affiliates and associates of any such person.

The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Registration Rights Agreements

On October 27, 2014, in connection with the Transaction, the Company entered into (i) a Registration Rights Agreement (the “Registration Rights Agreement”), with certain affiliates of Greenlight, James R. Brickman and certain family members of and trusts affiliated with James R. Brickman (collectively, the “Sellers”) and (ii) a Backstop Registration Rights Agreement (the “Backstop Registration Rights Agreement”), with certain affiliates of Third Point.

Under the Seller Registration Agreement, the Company agreed, subject to certain exceptions and limitations, to effect the registration of any shares of common stock beneficially owned by a Seller, its affiliates from time to time and certain of their transferees; provided that the Company will not be obligated to effect the registration of any shares of common stock held by a Seller, its affiliates and certain of their transferees that (1) have been sold pursuant to an effective registration statement; (2) have been sold pursuant to Rule 144 of the Securities Act (or a successor rule); or (3) have become eligible for immediate sale under Rule 144 of the Securities Act (or a successor rule) without any time or volume limitations thereunder. The Sellers, acting either individually or together, may issue to the Company a written request that the Company effect the registration of all or any portion of a Seller’s common stock (a “Demand Registration”). During every 12-month period, the Sellers will be entitled to two Demand Registrations. In certain circumstances, the Company may postpone effecting a Demand Registration for up to 60 days. In addition, the Sellers will have unlimited “piggyback” registration rights, subject to customary cutbacks, and the ability to require that, after the Company becomes eligible to file a shelf registration statement with the SEC on Form S-3, the Company file such a shelf registration statement and keep it continuously effective until all of the Sellers’ common stock is sold. The Company will pay all expenses of the registered offerings pursuant to the Sellers’ exercise of their registration rights (other than underwriting discounts and commissions with respect to underwritten offerings). The Company’s obligations to register the Sellers’ common stock will terminate when the Sellers are able to sell all of their common stock without limitation under Rule 144 of the Securities Act. The Registration Rights Agreement contains customary indemnification provisions.

Under the Backstop Registration Rights Agreement, the Company agreed, subject to certain exceptions and limitations, to effect the registration of any shares of common stock beneficially owned by Third Point, its affiliates from time to time and certain of its transferees; provided that the Company will not be obligated to effect the registration of any shares of common stock held by Third Point, its affiliates and certain of its transferees that (1) have been sold pursuant to an effective registration statement; (2) have been sold pursuant to Rule 144 of the Securities Act (or a successor rule); or (3) have become eligible for immediate sale under Rule 144 of the Securities Act (or a successor rule) without any time or volume limitations thereunder. Third Point will have unlimited “piggyback” registration rights, subject to customary cutbacks. The Company will pay all expenses of the registered offerings pursuant to the exercise of registration rights by Third Point (other than underwriting discounts and commissions with respect to underwritten offerings). The Company’s obligations to register the common stock of Third Point will terminate when it is able to sell all of its common stock without limitation under Rule 144 of the Securities Act. The Backstop Registration Rights Agreement contains customary indemnification provisions.

Indemnification of Directors and Officers

The Company’s Charter generally requires the Company to indemnify its directors and officers to the fullest extent permitted by law.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Charter also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

The employment agreements of James R. Brickman, Chief Executive Officer, Richard A. Costello, Chief Financial Officer, Summer Loveland, Chief Accounting Officer and Jed Dolson, President of Texas Region, provide for indemnification to the fullest extent permitted by law against any claims or judgments that result by reason of employment with the Company. In addition, during the term of employment of each of Mr. Brickman, Mr. Costello, Ms. Loveland and Mr. Dolson, the Company must maintain officers’ and directors’ liability insurance for each of Mr. Brickman, Mr. Costello, Ms. Loveland and Mr. Dolson on a basis no less favorable than that provided to any director or officer of the Company.

The Company has also obtained prepaid (or “tail”) directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to October 27, 2014, covering each such person on terms with respect to coverage and amounts that are substantially the same as the terms in the Company’s directors’ and officers’ liability insurance policies prior to such date.

Listing

Our common stock is listed on NASDAQ under the symbol “GRBK.”

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, New York 11717, and its telephone number is (877) 830-4936.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; or
•	through a combination of these methods.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more underwritten offerings;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	internal distributions to their members, partners or shareholders;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	directly to one or more purchasers;
•	through agents;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some of the shares of our common stock owned by them and, if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial Institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our common stock may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholders are an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the shares of our common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the shares of our common stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Backstop Registration Rights Agreement and the Third Point commitment agreement entered into in connection with the Rights Offering, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, for securities subject to the Backstop Registration Rights Agreement, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

The securities offered hereby were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. For those securities subject to the Backstop Registration Rights Agreement, we have agreed to pay all expenses in connection with this offering, but not including underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses; however, the Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. This summary of the terms of the Backstop Registration Rights Agreement and other statements relating thereto do not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Backstop Registration Rights Agreement, a copy of which has been filed as Exhibit 10.5 to this registration statement.

The Selling Stockholders may use this prospectus in connection with resales of the common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of the common stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may

be deemed to be underwriters under the Securities Act in connection with the common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the common stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of shares of common stock to its members, partners or shareholder pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

We and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by us or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to our activities of the Company and our affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution to purchase or sell the securities for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We are not restricted as to the price or prices at which we may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We cannot assure you that we will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases during the period of their appointment.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we shall approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, and their affiliates, may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby by us and the Selling Stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Green Brick Partners, Inc. and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated in this Prospectus by reference from the Green Brick Partners, Inc. and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon which report expresses an unqualified opinion, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement for the year ended December 31, 2015 have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017; and
•	Our Current Report on Form 8-K filed with the SEC on January 8, 2018.

We also incorporate by reference into this prospectus all documents that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Item 2.02 of Form 8-K and any exhibits filed on such form that are related to such items in any past or future filings.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, Texas 75093
Attention: Investor Relations
Telephone (469) 573-6755

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and the registration statement of which this prospectus forms a part, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.